Joint Board of Directors Meeting
                              Far West Gold, Inc.
                           Golden Age Minerals, Inc.
                         At 10 Exchange Place, Room 304
                           Salt Lake City, Utah 84111
                               December 31, 1983

     Joint Board meeting with all directors and officers of each corporation present. Meeting presided over by Arthur Blake Thomas, President and Director of each corporation. Others in attendance were Director and Secretary, Rudolph Miller, and Clinton Shurtleff, Director and Vice President, holding these said positions in both corporations.

     Mr. Thomas called attention to the fact that the Far West Gold, Inc., as of October 21, 1983, issued an effective prospectus and commenced with the sale of 15,000,000 shares of its corporate stock at 1 cent per share. He stated that there was apparently a demand for the securities and it appeared that the issue could probably be sold over a time period. President Thomas called attention to the fact that the books of the Company, as of December 31, 1983, showed Far West Gold, Inc. loans to Golden Age Minerals, Inc. totaling $10,500. He stated that such matters were first cleared informally with the company directors pending the calling of a directors meeting at the end of periodic accounting periods.

     Thomas further mentioned that at the effective date of the Far West Prospectus, October 21, 1983, the purposes for Company activity included the search for and the acquisition of mineral property and subsequent development thereof. He stated that time had been consumed on a search for Far West Gold, Inc. property with negative results and speculative hazards seemed high. Thomas stated that he had discussed this matter with Directors, outside engineers, geologists, brokers and mine operators. People from whom opinions were requested were asked to read a mining report by Geologist W. B. Winter. General opinion was to the effect of why search for added property while a situation of merit was held by a companion concern? Golden Age Minerals, Inc. needing support to maintain its valuable leasehold possession at Willow Creek, Nevada. The copy of the winter report attached hereto indicates the presence of 400,000 yards of gold bearing placer gravel with a gross value of $20 per yard or $8,000,000, contained where

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JOINT BOARD OF DIRECTORS MEETING
December 31, 1983

work has been performed, with much larger areas still open for investi gation. Such situations are called "open ended" and total value might exceed the worth of exposed ground by large margins. Thomas called attention to page 7 paragraph 17 of the Far West Prospectus and asked consideration thereof by Directors prior to voting on the following reso ltuion, stating that in his own opinion conflict of interest could not be involved between companies where best business judgment indicated equal value as probable to both entities plus the solution of mutual problems.

BE IT RESOLVED: That the Far West Gold, Inc. is authorized by these presents to loan funds to Golden Age Minerals for the purpose of expenditure upon its Pershing County mining lease known as the Willow Creek Placer in such manner as considered judicious by both Far West Gold, Inc. and Golden Age Minerals, Inc., copy of said lease is attached hereto. Any loans made and accepted as hereby authorized are to be returned to Far West Gold through payment of one-half of the gross revenue received by Golden Age Minerals, Inc. from its sale of mineral products from its project, Willow Creek. It is the intent that payment as above set forth continue beyond any liquidation period and continue in pertetuity.

     Upon being sent to a vote, all Directors voted in the affirmative.

     President Thomas stated that a sum of money estimated in several or more hundred thousand dollars had been expended by Golden Age and Far West in relation to "Willow Creek." On the credit side, a minimum 400,000 yards of $20 per yard of gold value ($8,000,000) is indicated

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JOINT BOARD OF DIRECTORS MEETING
December 31, 1983

as present for exploitation, an added expenditure is needed to guarantee early production and is currently being solicited from well-established mining concerns who currently exhibit great interest.

GOLDEN AGE MINERALS, INC.                    FAR WEST GOLD, INC.

/s/ Arthur Blake Thomas                      /s/ Arthur Blake Thomas
-----------------------                      -----------------------

/s/ Clinton Shurtleff                        /s/ Clinton Shurtleff
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/s Rudolph M. Miller                         /s/ Rudolph M. Miller
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